UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DEUTSCHE STRATEGIC INCOME TRUST
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
NEIL R. CHELO
MATTHEW S. CROUSE

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Western Investment LLC,  together with the other participants named herein (collectively, the “Western Group”) intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees and certain business proposals at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Deutsche Strategic Income Trust, a Massachusetts business trust (the “Fund”).

On July 19, 2016, the Western Group issued the following press release:

FOR IMMEDIATE RELEASE
July 19, 2016

WESTERN INVESTMENT SUBMITS PROPOSALS TO DECLASSIFY THE BOARDS
OF TWO DEUTSCHE INVESTMENT MANAGEMENT FUNDS –
DEUTSCHE MULTI-MARKET INCOME TRUST (KMM) AND
DEUTSCHE STRATEGIC INCOME TRUST (KST)

Declassification Would Be a Crucial First Step in Improving the Deutsche Funds’ Long
History of Abusive Corporate Governance Practices

Western Investment is Pleased that the SEC has Rejected the Deutsche Funds’ Multiple
Attempts to Block the Proposals

NEW YORK, N.Y., July 19, 2016 – Western Investment LLC (“Western Investment”), which together with certain affiliates and other members of its group, beneficially owns approximately 5.7% of the outstanding shares of common stock of Deutsche Multi-Market Income Trust (NYSE: KMM) (“KMM”) and approximately 5.8% of the outstanding common stock of Deutsche Strategic Income Trust (NYSE: KST) (“KST” and together with KMM, the “Deutsche Funds”), announced that it has submitted proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to each of the Deutsche Funds to be considered at their 2016 annual meetings of stockholders, which provide that the funds shall take the necessary steps to declassify their boards so that all members are elected on an annual basis.  Western Investment has also nominated candidates for election as directors to the boards of each of the Deutsche Funds, and will be filing a proxy statement and proxy card with the Securities and Exchange Commission (“SEC”) in connection with such proxy solicitation.

Western Investment believes that these proposals, if approved and implemented, would represent a crucial step in providing greater accountability of each fund’s board to stockholders.  Declassification of the boards would also bring the Deutsche Funds’ corporate governance practices more in-line with the recommended governance practices adopted by the two leading proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis and with those of the vast majority of domestic companies in the S&P 500 and Russell 1000 indexes.

Western Investment is dismayed that the Deutsche Funds have wasted shareholder assets in multiple failed efforts to seek to block or change the proposals and/or statements submitted by Western Investment.  Fortunately, all of the Deutsche Funds’ efforts were rejected by the Securities and Exchange Commission.  The trend over the past several years has been towards greater board accountability, however, the Deutsche Funds have continued to fight to keep their shareholder-unfriendly classified boards in place.

Deutsche Investment Management is an affiliate of Deutsche Bank AG.  Deutsche Bank AG’s stock closed today at $14.01, down sharply from its high of $160 in 2008.

Below are the full texts of the declassification proposals which have been submitted to KMM and KST:

KMM Proposal:

Proposal

RESOLVED, that the shareholders of Deutsche Multi-Market Income Trust (“KMM”) hereby request that the Board of Directors of KMM (the “Board”) take the necessary steps to declassify the Board so that all directors are elected on an annual basis.  Such declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors.

Supporting Statement:

We believe the annual election of all directors encourages board accountability to its shareholders and when directors are held accountable for their actions, they perform better.  This view is shared by most, who believe it to be the standard for corporate governance best practices.  According to FactSet Research Systems, the vast majority of companies in the S&P 500 and Russell 1000 indexes elect all directors annually, with only approximately 10.5% and 25%, respectively, of companies retaining classified boards.

Currently, the KMM Board is divided into three classes serving staggered three-year terms.  It is our belief that the classification of the Board is strong proof that the Board is not acting in the best interests of shareholders.  A classified board protects the incumbents, which in turn limits accountability to shareholders.

KMM’s investment manager, Deutsche Investment Management Americas Inc. (“DIM”), has further blocked shareholder rights by requiring that directors be elected by a near-impossible absolute majority of shares outstanding, rather than a majority of shares voting, thereby enabling losing incumbents to remain in office following a contested election.

Further, KMM’s Board has a long history of acting in an undemocratic manner by failing to recognize all votes cast, failing to seat dissident directors who won the overwhelming majority of votes cast at annual meetings and failing to hold timely annual meetings.

Subsequently, the director of the SEC’s Division of Investment Management has publicly criticized all of these shareholder-unfriendly behaviors.

We remain committed to improving corporate governance at KMM for the benefit of all shareholders. Declassification of the Board is a positive step which will allow more productive shareholder engagement and will help KMM achieve its optimal valuation.

In this challenging economic environment, accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments in KMM.  Sadly, KMM’s shares have consistently traded at a persistent discount to its per share net asset value.  For example, on September 29, 2015, the discount was an abysmal 17.76%.

DIM has overseen significant losses in KMM and its seven taxable sister funds.  Due to shareholder pressures (including overwhelming losses in proxy contests), six of the seven funds have, or are scheduled to be, liquidated or converted into open-end funds.

KMM’s classified board and majority voting requirements also violate DIM’s own corporate governance voting standards, an embarrassing contradiction.

If this proposal is approved and adopted by the Board, all directors would be subject to annual election after the phase-in period.

For a greater voice in KMM’s corporate governance and to increase the accountability of the Board to shareholders, we urge you to vote FOR this proposal.

KST Proposal:

Proposal

RESOLVED, that the shareholders of Deutsche Strategic Income Trust (“KST”) hereby request that the Board of Directors of KST (the “Board”) take the necessary steps to declassify the Board so that all directors are elected on an annual basis.  Such declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors.

Supporting Statement:

We believe the annual election of all directors encourages board accountability to its shareholders and when directors are held accountable for their actions, they perform better.  This view is shared by most, who believe it to be the standard for corporate governance best practices.  According to FactSet Research Systems, the vast majority of companies in the S&P 500 and Russell 1000 indexes elect all directors annually, with only approximately 10.5% and 25%, respectively, of companies retaining classified boards.

Currently, the KST Board is divided into three classes serving staggered three-year terms.  It is our belief that the classification of the Board is strong proof that the Board is not acting in the best interests of shareholders.  A classified board protects the incumbents, which in turn limits accountability to shareholders.

KST’s investment manager, Deutsche Investment Management Americas Inc. (“DIM”), has further blocked shareholder rights by requiring that directors be elected by a near-impossible absolute majority of shares outstanding, rather than a majority of shares voting, thereby enabling losing incumbents to remain in office following a contested election.

Further, KST’s Board has a long history of acting in an undemocratic manner by failing to recognize all votes cast, failing to seat dissident directors who won the overwhelming majority of votes cast at annual meetings and failing to hold timely annual meetings.

Subsequently, the director of the SEC’s Division of Investment Management has publicly criticized all of these shareholder-unfriendly behaviors.

We remain committed to improving corporate governance at KST for the benefit of all shareholders. Declassification of the Board is a positive step which will allow more productive shareholder engagement and will help KST achieve its optimal valuation.

In this challenging economic environment, accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments in KST.  Sadly, KST’s shares have consistently traded at a persistent discount to its per share net asset value.  For example, on August 25, 2015, the discount was an abysmal 18.56%.

DIM has overseen significant losses in KST and its seven taxable sister funds.  Due to shareholder pressures (including overwhelming losses in proxy contests), six of the seven funds have, or are scheduled to be, liquidated or converted into open-end funds.

KST’s classified board and majority voting requirements also violate DIM’s own corporate governance voting standards, an embarrassing contradiction.

If this proposal is approved and adopted by the Board, all directors would be subject to annual election after the phase-in period.

For a greater voice in KST’s corporate governance and to increase the accountability of the Board to shareholders, we urge you to vote FOR this proposal.

SOURCE:  Western Investment LLC

CONTACT:

Arthur D. Lipson
Western Investment LLC
(801) 942-7803

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Western Investment LLC, together with the other participants named herein (collectively, the “Western Group”) intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees and certain business proposals at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Deutsche Strategic Income Trust, a Massachusetts business trust (the “Fund”).

The participants in the proxy solicitation are: Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), Western Investment LLC, a Delaware limited liability company (“WILLC”), Arthur D. Lipson, Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”), Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”), Robert Ferguson, Neil R. Chelo and Matthew S. Crouse.

THE WESTERN GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE FUND TO READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION.  SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF DEFINITIVE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST.

As of the close of business on July 19, 2016, WIHP beneficially owned directly 106,722 shares of common stock, $0.01 par value (the “KST Common Stock”), of KST. As of the close of business on July 19, 2016, WITRP beneficially owned directly 89,268 shares of KST Common Stock. As of the close of business on July 19, 2016, WILLC beneficially owned directly 900 shares of KST Common Stock and as the general partner of WIHP and WITRP may be deemed the beneficial owner of the (i) 106,722 shares of KST Common Stock owned by WIHP and (ii) 89,268 shares of KST Common Stock owned by WITRP.  As of the close of business on July 19, 2016, Mr. Lipson, as the managing member of WILLC, may be deemed the beneficial owner of the (i) 900 shares of KST Common Stock owned by WILLC, (ii) 106,722 shares of KST Common Stock owned by WIHP and (iii) 89,268 shares of KST Common Stock owned by WITRP.  As of the close of business on July 19, 2016, BPIP beneficially owned directly 61,427 shares of KST Common Stock.  BPM, as the managing member of BPIP, may be deemed the beneficial owner of the 61,427 shares of KST Common Stock owned by BPIP.  Mr. Ferguson, as a managing member of BPM, may be deemed the beneficial owner of the 61,427 shares of KST Common Stock owned by BPIP.  As of the close of business on July 19, 2016, Mr. Chelo, did not beneficially own any shares of KST Common Stock.  As of the close of business on July 19, 2016, Mr. Crouse, did not beneficially own any shares of KST Common Stock.